Exhibit (j)(1)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-129342 of BBH Global Core Select, a series of BBH Trust on Form N-1A of our report dated March 1, 2013 related to the financial statements of BBH Global Funds LLC — Global Core Select Series as of December 31, 2012 and for the period April 2, 2012 through December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 28, 2013